REPUBLIC SECURITY FINANCIAL
                                   CORPORATION

                              4400 Congress Avenue
                       West Palm Beach, Florida 33407-3288
                                 (561) 840-1200

                  --------------------------------------------



                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 29, 1998

                  --------------------------------------------




         The Annual Meeting of Shareholders of Republic Security Financial Corporation (the "Company") will be held at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida, on Wednesday, April 29, 1998, at 2:00 p.m., to consider and act upon the following matters:

 1. The election of six directors; each to serve until the 2001 Annual Meeting and until his or her successor is elected and qualified.

 2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on February 27, 1998 as the record date for determining shareholders of the Company entitled to notice of and to vote at the meeting. A list of shareholders entitled to notice of the meeting shall be available for inspection by any shareholder, during regular business hours, for a period of ten days prior to the meeting at the principal executive office of the Company and at the Annual Meeting. You may revoke your proxy at any time before it is exercised by following the instructions set forth on the first page of the accompanying proxy statement.

     SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE PREPAID RETURN ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, SHOULD YOU SO DESIRE.

                                            By Order of the Board of Directors



                                            H. Gearl Gore
                                            Secretary



West Palm Beach, Florida
March 30, 1998

                     REPUBLIC SECURITY FINANCIAL CORPORATION

                              4400 Congress Avenue
                       West Palm Beach, Florida 33402-3288
                                 (561) 840-1200

                                 PROXY STATEMENT

                         Annual Meeting of Shareholders

                                  to be held on
                                 April 29, 1998




         The accompanying proxy is solicited by the Board of Directors of Republic Security Financial Corporation (the "Company"), the holding company of Republic Security Bank (the "Bank"), for use at the Annual Meeting of Shareholders of the Company to be held at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida, on Wednesday, April 29, 1998, at
2.00 p.m., and at any postponements or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. A proxy may be revoked at any time prior to voting by providing the Secretary with written notice revoking such proxy or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attending the meeting by itself will not revoke a proxy previously given.

         This proxy statement and the accompanying proxy are first being mailed to shareholders on or about March 30, 1998, together with the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997.

         The Company's principal executive offices are located at 4400 Congress Avenue, West Palm Beach, Florida 33402-3288 and its telephone number is (561) 840-1200.

         Holders of shares of Common Stock of record at the close of business on February 27, 1998, will be entitled to vote on all matters presented at the Annual Meeting and at any postponement or adjournment thereof. As of such date, there were 22,781,445 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote in the election of directors and all other matters voted upon by the shareholders. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. If no instructions are given on a proxy, it will be voted for the election as directors of the six nominees. Abstentions and broker non-votes will, if present, be counted for purposes of establishing a quorum at the Annual Meeting, but will not be counted for purposes of the number of votes cast at the meeting.

                              ELECTION OF DIRECTORS

         The Board of Directors, which is currently comprised of eighteen members, is divided into three classes. The prescribed term for a director is three years. Each class is comprised of 6 members. All members of Class 2 are standing for re-election in 1998.

         The Company has no reason to believe that any nominee for election will not be able to serve his prescribed term. The persons named in the proxy will, however, have discretionary authority to vote for another if a nominee is unable or unwilling to serve.

         Set forth below is information regarding such nominees and other directors whose terms of office will continue after the Annual Meeting, including their ages and principal occupations or employment and business experience during the last five years.


Nominees for Election as Directors through 2001

Class 2 Directors (terms expire 1998):

         George M. Apelian, 66, has been a Director and Executive Vice President, Dade County, of the Company since December 1997 when the Company acquired County Financial Corporation ("CFC"). Mr. Apelian served as President and director of CFC since 1984 and as President, Chief Executive Officer and director of County National Bank of South Florida ("County") since 1984. Mr. Apelian has been in the banking industry since 1958.

         Paula Berliner, 54, has been a Director of the Company since June 1997, when the Company acquired Family Bank and was a Director of Family Bank since its inception in 1986. Ms. Berliner has been Vice President and Director of Acorn Venture Capital Corporation, a public venture capital company traded on the Nasdaq Small-Cap Market, since June 1992.

         H. Gearl Gore, 50, has been a Director and the Secretary of the Company since its inception. He has been the President of H. Gearl Gore, Inc., a real estate appraisal firm in Jupiter, Florida since 1983. Mr. Gore has been the President and Chief Operating Officer of Northco Investment Properties, Inc., a real estate brokerage firm in Jupiter, Florida, from 1981 to present.

         Mary McCarty, 43, has been a Director of the Company since December 1997 when the Company acquired CFC. Ms. McCarty served as a Director of CFC and County since May 1997. She was elected to District IV Palm Beach County Commission in November 1990 and continues to serve in such position. She was voted Chair of the Palm Beach Commission in November of 1992.

         William F. Spitznagel, 71, has been a Director of the Company since its inception through December 31, 1986 and from February 21, 1987 to present. He was Chairman and President of Roadway Services, Inc., a motor freight company, from 1978 until his retirement in 1981.

         William Wolfson, 69, has been a Director of the Company since 1993. He has been a certified public accountant since 1960 and in 1995 retired as senior partner in the accounting firm of Wolfson, Milowsky, Melzer, Ettinger & Wieselthier, P.C.

Directors whose Terms do not Expire this Year

Class 3 Directors (terms expire 1999):

     Mary Anna Fowler, 70, has been a Director of the Company since June 1997, when the Company acquired Family Bank and was a Director of Family Bank since its inception in 1986. Since 1991, Ms. Fowler has been Vice President of Exotic Gardens, Inc., a florist company.

         Thomas J. Langan, Jr., 77, has been a Director of the Company since December 1997, when the Company acquired CFC. He served as a Director of Carney Bank from 1991 until the merger with County in 1996 when he became a director of CFC and County. Mr. Langan was in the banking profession from 1949 to 1983.

         Carol R. Owen, 62, has been a Director and Chairman of the Board, Broward County, of the Company since June 1997, when the Company acquired Family Bank and was a Director, Chief Executive Officer and President of Family Bank since its inception in 1986.

         Richard C. Rathke, 66, has been a Director of the Company since its inception. He has been the President of RCR Enterprises, Inc., a real estate development firm in Jupiter, Florida, since 1979.

         Rudy E. Schupp, 47, has been President and Chief Executive Officer of the Company since 1985, and the President and Chief Executive Officer of the Bank since its inception. From 1980 to 1984, Mr. Schupp was employed by AmeriFirst Bank, FSB, Miami, Florida, where he held the position of Division Vice President and, previously, was Senior Vice President and Division Manager of the Orlando Division of AmeriFirst Bank, FSB.

         Victor Siegel, M.D., 50, has been a Director of the Company since 1989. He is a physician and surgeon specializing in Obstetrics and Gynecology and has been practicing in Palm Beach County since January 1982. He has been Chief of the Department of Obstetrics and Gynecology at Wellington Hospital since 1993. He is also on the Board of Directors for the non profit Jupiter Theater of the Performing Arts.


Class 1 Directors (terms expire 2000):

         Dr. Thomas F. Carney, 71, has been a Director of the Company since December 1997, when the Company acquired CFC. He served as a member of the Board of Directors of County since 1962 and as Chairman of the Board of County since 1967. Dr. Carney served as a member of the Board of Directors of CFC since 1984. Dr. Carney is also the treasurer of Rockingham Venture, Inc., since 1984, treasurer of Connecticut Yankee Greyhound Racing, Inc., and PM Management Group, Inc., since 1975 and treasurer of Yankee Greyhound Racing, Inc., since 1973.

         Joseph D. Cesarotti, 69, has been a Director of the Company since June 1997, when the Company acquired Family Bank and was a Director of Family Bank since its inception in 1986. Mr. Cesarotti has been retired since June 1992. Prior to his retirement and from 1956, Mr. Cesarotti served as President and Chief Executive Officer of Sungraf Inc., a sign manufacturing company.

         Richard J. Haskins, 48, has been Executive Vice President and Chief Financial Officer of the Company and the Bank since 1989, Senior Vice President of the Company and the Bank since August 1984, and a Director of the Company and the Bank since 1986. For ten years prior to 1984, he had been an accountant with the West Palm Beach, Florida office of Deloitte Haskins & Sells, certified public accountants, where he held the position of Manager.

     Eugene W. Hughes, Jr., 65, has been a Director of the Company since June 1997, when the Company acquired Family Bank and was a Director of Family Bank since its inception in 1986. Mr. Hughes served as Vice President and Chief Financial Officer of Family Bank from August 1988 to December 31, 1994. Mr. Hughes is currently retired.

         Lennart E. Lindahl, Jr., 54, has been a Director of the Company since its inception. From 1970 through 1994, he was President of Lindahl, Browning, Ferrari & Hellstrom, Inc., Consulting Engineers in Jupiter, Florida, and currently serves as Chairman of the Board. He is past chairman of the Economic Council of Palm Beach County and past president of the Palm Beach County Development Board. Additionally, he currently serves as a member and past Chairman of the Florida Inland Navigation District.

         Bruce E. Wiita, M.D., 60, has been a Director of the Company since its inception. He is a surgeon and urologist practicing in Jupiter and Palm Beach Gardens since 1973. He is the former Chief of Staff of the Jupiter Hospital and Chief of Surgery of the Palm Beach Gardens Hospital and Jupiter Hospital. Currently, he is a Director of the American Heritage Management and Development Corporation, a real estate development company, and Chairman of the DevMed Group Inc., a medical device manufacturing corporation.


Committees of the Board of Directors and Meeting Attendance

         During the year ended December 31, 1997 there were 12 regular meetings of the Board of Directors, and one special meeting. Each director attended at least 75% of the meetings of the Board and of committees of the Board on which such director served.

         The Board of Directors has an Audit Committee which reviews, reports to and advises the Board with respect to various auditing and accounting matters involving the selection of and the nature of services to be performed by the Company's independent auditors, the performance of the auditors and the fees to be paid to them, the scope of audit procedures and the Company's accounting procedures and internal controls. Until June 1997 the members of the Audit Committee were Directors Gore, Rathke and Wolfson. Since June 1997 the members of the Audit Committee are Directors Berliner, Gore, Hughes, Rathke and Wolfson. Four Audit Committee meetings were held during the year ended December 31, 1997.

         The Board of Directors has a Compensation Committee which investigates comparative compensation, reviews levels of staffing and compensation and reports its findings and recommendations to the Board of Directors. See "Report of the Compensation Committee". Until June 1997 the members of the Compensation Committee were Directors Lindahl, Spitznagel and Wiita. Since June 1997 the members of the Compensation Committee are Directors Fowler, Lindahl, Spitznagel and Wiita. Nine Compensation Committee meetings were held in the year ended December 31, 1997.

         The Board of Directors has a Nominating Committee, which reviews the qualifications of candidates for the Board and reports its findings and recommendations to the Board. The members of the Nominating Committee are Directors Haskins, Lindahl, Siegel and Spitznagel. One Nominating Committee meeting was held during the year ended December 31, 1997. The Nominating Committee will consider proposals for nominees for Director from shareholders which are made in writing to the Secretary of the Company at 4400 Congress Avenue, West Palm Beach, Florida, 33407-3288.


Director Compensation

         In 1997 each non employee director received a retainer of $700 per month plus $800 per Board meeting attendance and committee members received $200 for each committee meeting attended, while Committee Chairman received $250. In 1997, each outside director was granted 7,500 stock options under the 1997 Performance Incentive Plan (see "Long-term Incentive Compensation") at an exercise price of $9.125. These director options are exercisable on August 20, 2000 and expire on August 20, 2007.

         The Company established a non-qualified unfunded retirement plan in 1997 for non employee directors of the Company. The annual retirement benefit for the directors will be 75% of the final fees paid in the calendar year of the director's termination of service for a duration of 180 months.

Consent to Findings of Exchange Act Violations

         On October 22, 1993, the Company and Mr. Haskins consented, without admitting or denying the matters therein, to findings of the Securities and Exchange Commission that he caused violations of Sections 13(a) and 13(b)(2)(A) of the Securities Exchange Act of 1934 and Rules 12b-20 and 13a-13 promulgated hereunder and to an order of the Commission that he cease and desist from committing or causing future violations of such provisions. The Company's and Mr. Haskins' consents were given in connection with a determination that the Company failed to timely record a loss on a certain lease transaction in its Form 10-Q for the quarter ended June 30, 1989 and that Haskins, as the Company's chief financial officer, determined not to record the loss in such 10-Q.

              EXECUTIVE COMPENSATION, BENEFITS AND RELATED MATTERS

         The following table sets forth certain information relating to the total annual compensation paid or accrued by the Company and its subsidiaries, during the fiscal years ending December 31, 1997 and 1996 and the nine months ended December 31, 1995, to its Chief Executive Officer, its other two most highly compensated executive officers who served in such capacities on December 31, 1997 whose total annual salary and bonus exceeded $100,000 (the "Named officers").

====================================================================================================================================
                                                 Annual Compensation                Long-Term Compensation Awards
                                                                               Other      Restricted Stock    Securities
                                Fiscal                                        Annual          Award(s)        Underlying
Name and Principal Position      Year       Salary($)(a)    Bonus($)(b)   Compensation         ($)(c)          SARs (#)
--------------------------- --------------- -------------  -------------- --------------- ---------------  ----------------
      Rudy E. Schupp
       Chairman and          Dec 31, 1997      198,960        238,465            *               0                0
  Chief Executive Officer    Dec 31, 1996      180,760        122,910            *               0                0
of the Company and the Bank  Dec 31, 1995      116,760         97,060            *            25,000           500,000
--------------------------- --------------- -------------  -------------- --------------- ---------------  ----------------
    Richard J. Haskins
 Executive Vice President    Dec 31, 1997      128,850        132,480            *               0                0
and Chief Financial Officer  Dec 31, 1996      130,680         65,420            *               0                0
of the Company and the Bank  Dec 31, 1995      91,680          45,530            *            12,750           200,000
--------------------------- --------------- -------------  -------------- --------------- ---------------  ----------------
       Roger Savage
   Senior Vice President     Dec 31, 1997      116,665         16,000            *               0                0
     Business Banking        Dec 31, 1996      90,000          9,560             *               0                0
                             Dec 31, 1995      56,250          2,345             *               0                0
====================================================================================================================================

* Value of perquisites and other personal benefits does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officer.

FOOTNOTES:

(a)   Salary:   Total base salary paid for the years December
                31, 1997 and 1996 and the nine months ended
                1995 for the Company and the Bank.

(b)   Bonus:    Annual incentive compensation paid for financial
                results achieved during the fiscal year.

(c) Restricted Stock Awards: The amounts represent the dollar value of Company awards on the date of grant for stock grants. Restricted stock awards vest after three years provided the executive does not resign or is not terminated for cause. Dividends are paid on restricted stock. The aggregate number of shares and market value of restricted stock as of December 31, 1997 held by each named executive was as follows: Schupp 6,000 shares ($58,800); Haskins 3,000 shares ($29,400).

                                        5

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

====================================================================================================================================
                          Number of      % of Total Options
                          Securities         Granted to           Exercise
                      Underlying Option  Employees in Fiscal       Price                                  Grant Date
        Name              Granted(1)             Year            ( $/Share)       Expiration Date     Present Value ($)
--------------------  ------------------ ------------------- ------------------ -------------------- --------------------
   Rudy E. Schupp           50,000               12%               $9.125             8/20/07               95,500
 Richard J. Haskins         25,820               6%                $9.125             8/20/07               49,300
    Roger Savage            25,307               6%                $9.125             8/20/07               48,300
====================================================================================================================================

(1)   Options vest on August 20, 2000 and expire on August 20, 2007
(2)   Grant  date  present  value  is  determined   using  a  variation  of  the
      Black-Scholes model.  This is a theoretical value for stock  options.
      The amount realized from these stock options will ultimately depend on the market value of RSFC common stock at a future date.

                   Assumptions used in the Black-Sholes Model
                                                                   Risk-Free
Expected Life     Vesting     Dividend Yield     Volatility      Rate of Return
  9 years         3 years           2%              28.7%             6.0%


                     AGGREGATED OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION /SAR VALUES

         The following table summarizes the options and SARs exercised in the last fiscal year and the value of unexercised options and SARs held at year end by persons named in the Summary Compensation Table.

====================================================================================================================================
                                                           Number of Shares Underlying       Value of Unexercised In-the-Money
                   Shares Acquired                          Unexercised Options/SARS                  Options/SARS
                          on                                      at FY-End (#)                      at FY-End ($)
Name                 Exercise (#)    Value Realized ($)   Exercisable    Unexercisable        Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Rudy E. Schupp          63,294            288,500           469,652         50,000             1,070,900         31,250
Richard J. Haskins      25,000             93,750           187,120         25,820              461,900          17,685
Roger Savage              0                  0                 0            25,307                 0             17,335
====================================================================================================================================

                              EMPLOYMENT AGREEMENTS

         Mr. Schupp and Mr. Haskins have employment agreements with the Company, renewable each year, which provide for the payment of incentive compensation equal to 1.4% for Schupp, and 0.6% for Haskins, of the Company's quarterly consolidated income before taxes. These amounts are reflected in column (b) of the Summary Compensation Table. The agreements also provide for a severance payment equal to 200% and 150% of base salary and incentive compensation for Schupp and Haskins, respectively, in the event of termination without cause and provide for benefits including the use of an automobile and $200,000 term life insurance for the benefit of the executive.

         If a change in control of the Company should occur, then he would be entitled under the employment agreements to receive a lump sum payment equal to three times his annual salary. The agreements also provide for payments the executive would have received in respect to cash incentive compensation and contemplate an additional payment of 20% of three times his annual salary as compensation for discounted fringe benefits, as well as for the continuation of any applicable employee benefit plans for a thirty-six month period. A "Change of Control" is defined in the agreements as the acquisition by any person or group of 25% or more of the combined voting power of the Company's then outstanding securities.


Supplemental Executive Retirement Plan

         In 1987 the Company initiated a non-qualified pension plan for senior officers and division heads of the Company and the Bank. Eligibility to participate in the plan requires that the employee be a division head with the title of Vice President or above, have three years of consecutive service and be approved by the Board of Directors. The number of persons eligible for this plan in the current year is four. The expected cost of the plan for the current year is $155,000. Those executives currently participating in the plan are Messrs. Schupp, Haskins, Savage and one former executive officer. The retirement benefit to the employee will range between 30% to 75% of his or her average base salary for the last three years of employment and will commence no earlier than age 55 nor later than age 62. Participants vest 20% in the plan in the year they enter the plan and become fully vested under various vesting schedules depending on their retirement benefit.


Compensation Committee Interlocks and Insider Participation

         The Compensation Committee is composed of Directors Fowler, Lindahl, Spitznagel and Wiita. None of the members of the committee has ever been an officer or employee of the Company or the Bank.


                      REPORT OF THE COMPENSATION COMMITTEE

General Policy

         The Board Compensation Committee is responsible for making recommendations to the Company's Board of Directors as to compensation of the Company's executive officers. In addition, the Compensation Committee makes recommendations to the Board of Director's as to outside director compensation, company-wide benefit programs, including the Company's 1997 Performance Incentive Plan, 401(k) program and employee stock purchase program, as well as executive retirement plans. In terms of executive compensation, the Compensation Committee bases its compensation decisions primarily on its overall assessment of the executive's contribution to the profitability of the Company on both a long-term and short-term basis, the executive's performance in connection with the overall and specific strategic and tactical plans in the prior year, as well as an assessment of the executive's role in ensuring the overall financial success of the Company in future periods. In this respect, the Compensation Committee seeks to reward leadership, innovation, strategic and tactical achievements and entrepreneurship. In its deliberations, the Compensation Committee generally does not perform a rote application of specific criteria in making its decisions and such decisions are necessarily based in part on the committee's subjective assessment of the executive's performance. Given the differences in magnitude of a business unit or division, its line or staff configuration, goal achievement may or may not be weighted heavily on financial performance of the business unit or division as the amount of non-financial accountability varies materially among executives of the Company. The Compensation Committee continues to place emphasis on the close link between the strategic and financial interests of shareholders and executive compensation as the committee believes that this orientation is both motivating to the executives and supports the highest levels of corporate strategic performance over the Company's planning horizon. The Compensation Committee approaches the mix of executive cash compensation with a belief that it should involve a fair base salary combined with emphasis on incentive compensation as this approach has served the Company well in the motivation and retention of its senior executives.


1997 Compensation

         In planning and deliberating 1997 compensation decisions, the Compensation Committee reviewed the Company's financial performance on both a long-term and short-term basis, the job performance of each executive officer, both financial and non-financial, compensation survey information provided by outside professional compensation consultants with national and regional peer group data, internally prepared performance review analyses and various other information that the Compensation Committee viewed as relevant. In its deliberations, the Compensation Committee reviewed the referenced information for comparison purposes, and in doing so, did not set the compensation for any of the Company's executive officers at a specific level due solely to comparisons with the peer group. Instead, the committee's compensation decisions generally reflect competitive factors, job performance in relation to accountabilities, goal achievement, as well as circumstances and events that are unique to each executive such as extraordinary efforts and expanded responsibilities. In assessing the Company's performance, the Compensation Committee considered, among other things, the profitability of the Company as a whole, progress with the overall shareholder value plan, with special emphasis on the executive's progress with the long-term strategic plan.

         The Compensation Committee's compensation decisions reflect the factors described, including objective factors and the subjective assessment of executive performance with no specific rigid criteria applied to compensation decisions.


Base Salary and Cash Incentive Compensation

         Cash compensation decisions by the Compensation Committee take the form of base salary and cash incentive compensation for the senior executive team. The committee takes both a long-term and short-term view in arriving at its determinations for overall cash compensation. The evaluation of varied criteria, including objective and subjective factors, is brought to the Compensation Committee's executive cash compensation decisions. In this connection, in 1997 the committee awarded increases in base salary to two of the four senior executives - the Senior Vice President of Business Banking and the Senior Vice President of Personal Banking. The Compensation Committee also elevated the quarterly cash incentive compensation programs for these two executives based upon achievement of a myriad of financial and non-financial goals. The Compensation Committee continues to place emphasis on "at risk" compensation related to executive performance as it believes that such compensation is aligned with the Company's and shareholders' short-term and long-term interests and such compensation also presents a traceable record of motivating and retaining such executives. Base salary and the rate of cash incentive compensation for the Company's Executive Vice President remained unchanged from 1996 to 1997, as the Compensation Committee determined that the existing base salary was considered fair and an unchanged rate of cash incentive compensation would place emphasis on achieving overall company performance goals while placing clear emphasis on "at risk" compensation.


Long-term Incentive Compensation

         The purpose of the Company's 1997 Performance Incentive Plan is to encourage directors, officers and employees of the Company to contribute to the growth and performance of the Company. The Plan is administered by the Board Compensation Committee. The Compensation Committee granted 498,000 stock options to directors, officers and employees in 1997 at various exercise prices, vesting within three years of the grant date and expiring ten years from the grant. The stock options granted in 1997 were designed to recognize the individual's contribution to the Company's success during 1997 and to communicate the importance of the individual's future contribution to upcoming Corporate initiatives.


Chief Executive Officer Compensation

         In determining Mr. Schupp's compensation, the Committee's review emphasizes the Company's current and prior year's financial performance, achievement of the Company's overarching strategic plan goals as well as the prevailing market rates of compensation for the position. With regard to its strategic plan, merger and acquisition goals were achieved as well as significant growth of the Bank particularly through a successful merger and acquisition initiative. A variety of market data was analyzed by the committee in order to assess Mr. Schupp's relative compensation. It was the Compensation Committee's conclusion that Mr. Schupp's current base salary and rate of cash incentive compensation from the holding company are considered fair and appropriate and remained unchanged for fiscal 1997. However, compensation from the Bank was increased. This decision continues to place an emphasis on "at risk" incentive compensation for Mr. Schupp revolving around the achievement of long-term and short-term strategic and earnings goals for the Company. In this connection, Mr. Schupp's compensation can expand and contract according to the performance of the Company. As a result, a significant portion of Mr. Schupp's cash compensation bears a close relationship to the shareholders' interests.


                             COMPENSATION COMMITTEE

                                Mary Anna Fowler
                             Lennart E. Lindahl, Jr.
                              William F. Spitznagel
                              Bruce E. Wiita, M.D.

                               SECURITY OWNERSHIP

         The following table sets forth, as of February 27, 1998, the number of shares of the Company's Common Stock beneficially owned by each nominee for the board of directors, the directors remaining in office, each person named in the Summary Compensation Table, all directors and executive officers as a group and each beneficial owner known to the Company of 5% or more of the Common Stock. Except otherwise indicated, each individual named has sole investment and voting power with respect to the shares shown.

===================================================================================================================================
                                                                            Amount and nature of
   Title of Class                Name of Beneficial Owner                   Beneficial Ownership        Percent of Class
--------------------- ----------------------------------------------  --------------------------------- ---------------
       Common                       George M. Apelian                            59,278 (4)                    *
       Common                         Paula Berliner                          275,793 (1)(7)(8)               1.2
       Common                      Dr. Thomas F. Carney                         1,440,981 (4)                 6.3
       Common                    Joseph D. Cesarotti, Sr,                     160,835 (1)(7)(8)                *
       Common                        Mary Anna Fowler                            111,797 (8)                   *
       Common                         H. Gearl Gore                         149,924 (2)(3)(5)(8)               *
       Common                       Richard J. Haskins                        106,608 (3)(4)(8)                *
       Common                        Eugene W. Hughes                         196,119 (1)(7)(8)                *
       Common                     Thomas J. Langan, Jr.                          11,201 (4)                    *
       Common                       Lennart E. Lindahl                      139,354 (2)(3)(5)(8)               *
       Common                        Mary A. McCarty                              7,788 (4)                    *
       Common                         Carol R. Owen                           308,985 (1)(7)(8)               1.4
       Common                       Richard C. Rathke                       148,099 (2)(3)(5)(8)               *
       Common                         Rudy E. Schupp                        209,568 (3)(4)(6)(8)               *
       Common                      Victor Siegel, M.D.                        275,206 (2)(3)(8)               1.2
       Common                     William F. Spitznagel                       287,576 (2)(3)(8)               1.3
       Common                      Bruce E. Wiita, M.D.                     152,825 (2)(3)(5)(8)               *
       Common                        William Wolfson                            16,774 (2)(8)                  *
       Common                          Roger Savage                             2,425 (4)(8)                   *
       Common         All Directors and Executive Officers as a Group
                                       (26 persons)                           4,280,478 (9)                18.0

====================================================================================================================================

*        Less than 1%

         The address of each 5% shareholder is:
                  C/O Republic Security Financial Corporation
                  4400 Congress Avenue
                  West Palm Beach, Florida 33407

(1)      Includes 7,150 shares issuable upon the exercise of options, at an exercise price of $1.65 per share.
(2)      Includes 5,250 shares issuable upon the exercise of options, at an exercise price of $3.33 per share.
(3)      Includes 12,128 shares issuable upon exercise of options, at an exercise price of $2.48 per share.
(4)      Includes 7,500 shares issuable upon exercise of options, at an exercise price of $9.00  for
         Carney, Langan and McCarty, 22,000, 15,000, 5,000 and 40,000 for Apelian, Haskins, Savage and Schupp, respectively.
(5)      Includes 27,536 shares issuable upon exercise of warrants, at an exercise price of $5.00 per share.
(6)      Includes 5,524 shares issuable upon exercise of options, at an exercise price of $2.50 per share.
(7)      Includes 75,647 shares issuable upon exercise of options, at an exercise price of $2.078 per share.
(8)      Includes 7,500 shares issuable upon exercise of options, at an exercise price of $9.13 per share, except for Messrs. Haskins, Savage and Schupp, which are 25,820, 25,307 and 50,000, respectively.
(9)      Includes options and warrants for 1,015,124 shares of Common Stock.  Actual Common Stock owned is 14.4% of the total outstanding.

                                STOCK PERFORMANCE

    Setforth below is a five-year comparison of the total shareholder return of the Company with both a broad equity market index and a peer group.
               The table assumes $100 was invested on December 31, 1992 and shows the cumulative total return as of each December 31 thereafter.


                    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
           RETURN* Among Republic Security Financial Corporation, the
                               Russell 2000 Index,
                                and a Peer Group

====================================================================================================================================
                                                                                   December 31,
(dollars in thousands)                                        1992       1993        1994       1995       1996       1997
------------------------------------------------------------------------------------------------------------------------------------
Republic Security Financial Corporation                        100         122         126        172        198        328
Peer Group                                                     100         128         139        167        206        340
Russell 2000                                                   100         119         117        150        175        214
====================================================================================================================================

$100 invested on December 31, 1992 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

The board equity market index used was the Russell 2000 and the peer group represents publicly traded commercial banks with asset size between $750 million and $1 billion at September 30, 1997.

                       MANAGEMENT INDEBTEDNESS TO THE BANK

====================================================================================================================================
                                                            Largest Amount
                                                          Outstanding During
                                                            the Year Ended       Balance December      Interest Rate at
        Officer and/or Director             Purpose        December 31, 1997         31, 1997         December 31, 1997
--------------------------------------- ---------------- ---------------------  ------------------  ----------------------
Absolute Health Care - Victor Siegel           3               $135,762              $131,801                    9.50    %
Adult & Pediatric - Bruce Wiita                3                233,190              214,939                     9.50
Paula Berliner                                 1                296,263              249,437                     8.50
Paula Berliner                                 1                219,158              212,720                     8.50
Joseph Cesarotti                               1                581,409              540,437                     8.50
H. Gearl Gore                                  1                170,195              165,232                     4.12
H. Gearl Gore                                  2                35,658                30,456                    10.50
H. Gearl Gore                                  3                38,471                37,482                     9.50
Gulfstream Exterminating - H. Gearl Gore       3                 9,789                9,789                     10.50
Gulfstream Exterminating - H. Gearl Gore       3                 2,580                 580                      10.50
H. Gearl Gore, Inc.                            3                26,714                21,947                     9.50
Richard J. Haskins                             2                50,000                  0                        9.50
Richard J. Haskins                             2                14,852                13,017                     8.50
Rudy E. Schupp                                 2                18,789                  0                        9.50
Rudy E. Schupp                                 2                52,062                42,973                     9.50
Victor Siegel                                  2                61,172                57,327                     9.50
Sungraf - Joseph Cesarotti                     3                59,459                53,719                     8.75
Sungraf - Joseph Cesarotti                     3                551,179              527,403                    10.50
Bruce Wiita                                    2                76,094                76,094                     9.50
Bruce Wiita                                    3                50,000                49,596                     9.50
====================================================================================================================================

1        -        Personal Residence
2        -        Consumer
3        -        Business

Note: As of February 28, 1998 there have been no material changes in balances since December 31, 1997.

         All extensions of credit to officers, directors and employees of the Company and its subsidiaries are made based on the same underwriting guidelines used for extensions of credit to the general public.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons owning more than 10% of the Company's equity securities to file with the Securities and Exchange Commission reports of ownership of the Company's equity securities. During the year ended December 31, 1997 the Company believes that all such persons filed the reports on time.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         Ernst & Young has acted as the Company's independent auditors for the year ended December 31, 1997. The Audit Committee has not met to select independent auditors for the current year. Representatives from Ernst & Young are expected to be present at the Annual Meeting, whereby they will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from share holders.


                         FINANCIAL AND OTHER INFORMATION

         A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1997, including financial statements, is being mailed to shareholders together with this proxy statement and the accompanying proxy.


                                  OTHER MATTERS

               In order for shareholder proposals to be included in the Company's 1999 proxy statement, such proposals must be received by the Company no later than November 30, 1998 and must otherwise be in compliance with applicable Securities and Exchange Commission regulations.

               The cost of furnishing the Annual Report and of making this proxy solicitation is being borne by the Company. In addition to the solicitation of proxies by mail, directors, officers and employees of the Company or the Bank may, without additional compensation, solicit proxies personally or by other appropriate means. Arrangements may also be made with brokerage firms, banks and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to, and the obtaining of proxies from, beneficial owners of the Common Stock held of record by such entities or persons. The Company will reimburse such entities and persons for their reasonable expenses incurred in that regard.

               Management knows of no other business to be presented at the Annual Meeting. Should additional business properly come before the Annual
Meeting, the persons acting as the proxies will have discretion to vote in accordance with their own judgment on such business.


                       By Order of the Board of Directors




                                                       R. E. Schupp
                                                       Chairman of the Board


West Palm Beach, Florida
March 30, 1998